CONTACT:  Patrick G. Healy
                                                          President - CPSD & CFO
                                                                    203-618-8502
                                                         e-mail:  phealy@nfor.co


              NFO WORLDWIDE REDUCES EXPECTATIONS FOR THIRD QUARTER
                  AND 1998 YEAR; ADOPTS SHAREHOLDER RIGHTS PLAN


         Greenwich, Connecticut - October 5, 1998 - NFO Worldwide, Inc. (NYSE:
NFO) today reported that it expects its earnings per share for the third quarter ending September 30, 1998 to be in the range of $0.11 - $0.13 per share, compared to the $0.15 reported in the 1997 third quarter. (The 1997 third quarter earnings per share include a pooling transaction charge of $0.8 million or $0.04 per share.) The Company also indicated that earnings per share estimates for the fourth quarter and 1998 fiscal year should be revised downward.

         The Company attributed its earnings shortfall to the continued softness in its financial services US business. The worldwide financial services industry has undergone sweeping changes during the past few years, fueled by the growing consolidation trend among banks and other financial institutions. The acceleration of this trend during 1998 has resulted in significant reductions in market research spending by many financial institutions which has put tremendous pressure on the performance of NFO's financial services units. These spending reductions have reduced revenues causing this business to fall short of internal operating goals, particularly in the syndicated (multi-client product) portion of the business which has typically generated above average profitability on incremental sales. Consequently, this revenue shortfall had a proportionately larger negative impact on operating profits.

         The Company also stated that its effective tax rate for the full year 1998 will be higher than originally expected due to a change in mix whereby a larger proportion of its pre-tax profits will be derived from higher tax jurisdictions. The Company expects that its effective tax-rate for the full year will be approximately 1.5 percentage points higher than previously expected, penalizing earnings per share by $0.02 for the full year.

         William E. Lipner, Chairman, CEO and President, stated, "Although all of our financial services companies have been negatively affected by this industry trend, the impact on the performance of PSI Global, our lead financial services unit, has been particularly severe. However, we have taken a series of actions at PSI which we believe will position us to operate much more effectively in this changing environment. These steps include: dedicating a greater portion of PSI's resources to growing business in international markets thereby diversifying exposure to geographic market
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phenomena, re-scaling staff and facilities to reflect the new business environment, and developing additional syndicated products and services to be leveraged to a limited customer base."

         Lipner continued, "During NFO's 5 1/2 years as a public company, we have taken great pride in consistently meeting or exceeding analysts' performance expectations for our Company. Consequently, we are disappointed with our current operating results which are clearly not in line with NFO's historical performance. We believe we are taking the necessary steps to resume the consistent growth which we have delivered to our shareholders over the past 5 years."

         Lipner added, "We believe that the actions we have taken to strengthen our financial services operations in response to market developments, position NFO well to continue to aggressively grow our business worldwide. During the past 5 years we have assembled an outstanding array of world-class companies and people who are market leaders in their respective business sectors and who collectively make NFO the eighth largest market research firm in the world. We will continue to relentlessly pursue both internal and external alternatives to provide capabilities which will complement our current operating profile and enable NFO to participate in additional geographic or vertical markets. With regard to potential acquisitions, it is our intent to focus on transactions which would be accretive to NFO's earnings per share. Above all, we will continue to take steps to enhance NFO's value for our shareholders."

         The Company also announced that its Board of Directors has adopted a Shareholder Rights Plan by declaring a dividend distribution of one preferred share purchase right for each share of the Company's common stock outstanding on October 15, 1998. The Stockholder Rights Plan is intended to give NFO's Board sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition. While the Company has not received indications of interest, the Board believes the Company's stock is significantly undervalued. The Rights Plan is similar to plans adopted by many other companies.

         Under the Stockholder Rights Plan, the Rights will be issued on October 15, 1998 to stockholders of record as of that date and will expire in ten years, unless earlier redeemed or exchanged by the Company. The Rights distribution is not taxable to stockholders. Because the Rights will not be initially exercisable and will trade with the Company's common stock, separate certificates will not be provided at this time.

         The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer upon the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of
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$50.00. If, however, a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder, other than such person or members of such group, to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice the Right's exercise price. If NFO is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring Company's commons shares having a market value of twice such exercise price.

         Under certain circumstances, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of common stock (or one-hundredth of a share of the new series of preferred stock) per Right. Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors. Prior to such time, the terms of the Rights may be amended by the Board.

         NFO Worldwide, Inc. is a leading provider of custom and syndicated marketing information to America's largest companies as well as the international business community. Through its pre-recruited consumer panel and other specialized databases, NFO offers access to more than 575,000 North American household (over 1.4 million people, and, through a joint venture, to over 100,000 European households). The Company provides its services to over 2,000 clients in key market segments such as packaged goods and foods, healthcare, financial services, high-tech/telecommunications and travel & leisure. NFO operates in 24 countries and has more than 7,000 full and part-time employees.

         Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements are based on the Company's forecasts and actual results may differ materially. To understand the risks which may affect the Company's future performance, please refer to Part I of NFO's 1997 Annual Report on Form 10-K filed on March 30th 1998.